IOWA FIRST BANCSHARES CORP.


         EXHIBIT (11)  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


PRIMARY EARNINGS PER SHARE                                              1995
--------------------------                                           ----------


Net income for the year applicable to common stock ...............   $3,050,000
                                                                     ==========

Average common shares outstanding ................................      574,679
Add dilutive stock equivalents from stock options ................       18,328
                                                                     ----------
Weighted average number of common  and common equivalent shares
  outstanding during the year ....................................      593,007

Earnings per share ...............................................   $     5.14




FULLY DILUTED EARNINGS PER SHARE
--------------------------------


Net income for the year applicable to common stock ...............   $3,050,000
                                                                     ==========

Average common shares outstanding ................................      574,679
Add dilutive stock equivalents from stock options ................       21,962
                                                                     ----------
Weighted average number of common  and common equivalent shares
  outstanding during the year ....................................      596,641

Earnings per share ...............................................   $     5.11